AMENDMENT TO PARTICIPATION AGREEMENT

This amendment (the "Amendment") is made and entered into as of May 1,2002,by and among Putnam Variable Trust, Putnam Retail Management, LP (ma Putnam Mutual Funds Corp.,) and Principal Life Insurance Company (collectively7the "parties") in order to modify that certain Participation Agreement (the "Agreement") entered into by the parties as of May 1, 1998.

The parties agree to amend the Agreement as follows:

1.	Schedule A to the Agreement is hereby deleted and the Schedule A attached to this Amendment is substituted therefor.
2.	Schedule B to the Agreement is hereby deleted and the Schedule B attached to this Amendment is substituted therefor.

All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

Putnam Variable Trust

Putnam Retail Management LP.

By: Name.

Principal Life Insurance Company

By:

SCHEDULE A

SEPARATE ACCOUNTS AND ASSOCIATED CONTRACTS

Principal Life Insurance Company Separate Account B

Principal Life Insurance Company Variable Life SeparateAccount

SCHEDULE B

FUND

Sewice Fee

Putnam VT Global Asset Allocation IB Shares Putnam VT Growth & Income IB Shares Putnam VT International Growth IB Shares Putnam VT Vista IB Shares Putnam VT Voyager IB Shares